Exhibit 99.1

News Release

Inquiries: Jeanne Leonard, Liberty Property Trust, 610.648.1704

Liberty Property Trust Announces Second Quarter 2018 Results

Wayne, PA — July 24, 2018 — Liberty Property Trust announced financial and operating results for the quarter ended June 30, 2018.

“Liberty continues to benefit from strong, unabated demand from industrial users for high-quality, well-located facilities, said Bill Hankowsky, Chief Executive Officer. “This demand is widespread and is evident in all Liberty markets. Due to these market conditions, we anticipate that our same store operating performance for 2018 will likely be at the upper end of our guidance range. In addition, the robust demand from real estate investors should allow us to accelerate sales of non-core office properties this year.”

Net income: Net income available to common shareholders for the second quarter of 2018 was $19.6 million, or $0.13 per diluted share, compared to $51.4 million, or $0.35 per diluted share, for the second quarter of 2017. For the six months ended June 30, 2018, net income available to common shareholders was $159.8 million, or $1.08 per diluted share, compared to $94.4 million, or $0.64 per diluted share, for the first six months of 2017.

Net income for the second quarter and for the first six months of 2018 includes $60.0 million in additional development service fee expense relating to the completion of development of Comcast Technology Center, and a $26.0 million non-cash impairment charge associated with the development of a mixed-use project in Camden, New Jersey.

Funds from Operations: The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance.  A reconciliation of U.S. GAAP net income to NAREIT FFO is included in the financial data tables accompanying this press release.

NAREIT FFO available to common shareholders for the second quarter of 2018 was $17.6 million, or $0.12 per diluted share, compared to $98.2 million, or $0.65 per diluted share, for the second quarter of 2017.  FFO for the second quarter of 2018 was impacted by the aforementioned development service fee expenses and non-cash impairment charge totaling $86.0 million, or $0.57 per diluted share.

FFO available to common shareholders for the six months ended June 30, 2018 was $116.2 million, or $0.77 per diluted share, compared to $188.8 million, or $1.25 per diluted share, for the first six months of 2017. FFO for the first six months of 2018 was impacted by the aforementioned development service fee expenses and non-cash impairment charge totaling $86.0 million, or $0.57 per diluted share.

Operating Performance

Occupancy: At June 30, 2018, Liberty’s operating portfolio of 102.9 million square feet was 97.0% occupied, compared to 96.7% at the end of the first quarter 2018. During the quarter, Liberty completed lease transactions totaling 6.1 million square feet of space, and occupancy on a signed but not yet commenced basis is 97.5%.

•                  Occupancy of Liberty’s 96.1 million square foot industrial portfolio was 97.0% at quarter-end, compared to 96.7% for the previous quarter. Industrial distribution rents increased 14.7% on retention and replacement leases signed during the quarter.  Of these leases, 99% have built-in rent escalators.

•                  Occupancy of Liberty’s 6.8 million square foot office portfolio was 96.6% at quarter-end, up from 95.9% for the previous quarter. Office rents increased 18.0% on retention and replacement leases signed in the quarter, and 100% of these leases contain built-in rent escalators.

Same Store Performance: Property level operating income for same store industrial properties increased by 5.5% on a cash basis and by 4.1% on a GAAP basis for the second quarter of 2018, compared to the same quarter in 2017. For the six months ended June 30, 2018, property level operating income for same store industrial properties increased by 6.1% on a cash basis and 4.5% on a GAAP basis, compared to the same period in 2017.

Real Estate Investments

Development Deliveries: In the second quarter, Liberty brought into service five wholly-owned development properties for a total investment of $163.4 million. The properties contain 1.6 million square feet of leasable space and were 94.7% occupied as of the end of the quarter. The yield on these properties at June 30, 2018 was 9.1%.

Development Starts: In the second quarter, Liberty began development of two wholly-owned properties totaling 924,000 square feet of leasable space at a projected investment of $96.5 million. The properties consist of:

•                  14803 Woodham Drive, Houston, TX - 728,000 square feet, 100% leased

•                  Liberty 196 Brackmills, Northampton, UK - 196,000 square feet for inventory

Real Estate Acquisitions

During the second quarter, Liberty purchased three industrial buildings totaling 774,000 square feet, for $97.5 million. The properties consist of:

•                  1543 N. Adler Avenue, Rialto, CA, a 426,000 square foot property. Vacant at acquisition, Liberty has subsequently signed a lease for the entire building, commencing August 1

•                  2000 W. Baseline Road, Rialto, CA, a 176,000 square foot vacant property

•                  234 Moonachie Road in Moonachie, NJ, a 172,000 square foot property, 100% leased

Real Estate Dispositions

During the second quarter, Liberty sold 5 Crescent Drive, a 208,000 square foot LEED® Platinum office building at the Philadelphia Navy Yard, for $130.5 million.

18th & Arch Mixed-Use Development

As previously disclosed in our public filings, Liberty has been notified by its third-party contractor that the contractor has incurred cost overruns and expects to incur additional construction costs in connection with completing the Comcast Technology Center development project located in Philadelphia, Pennsylvania.  Based upon information we have received from the third-party contractor since we filed our quarterly report on Form 10-Q for the first quarter of 2018, we have determined that it is probable that Liberty may be required to initially fund cost overruns in compliance with its obligations under its development cost guarantee to the joint ventures developing the project.  We currently estimate that these costs could total $60 million more than previously accrued and, as such, we have accrued such amount as additional development service fee expense during the second quarter of 2018.  The Company intends to vigorously pursue all remedies to recover from the third-party contractor any amounts expended by the Company or the joint ventures in excess of their contractual obligations.

Camden, NJ Mixed-Use Development

In 2016, the Company commenced a land and fee development project at the Camden Waterfront in Camden, New Jersey.  The Camden Waterfront is a mixed-use project comprising approximately 20 acres with 1.1 million square feet of development capacity on the Delaware River.  Liberty master-planned the community and is preparing the site for end-users who include office, hotel and residential concerns. To-date, Liberty has provided infrastructure including roads, utilities, parking and open-space to the site. We have sold one site to American Water for their headquarters building and are developing that building for a fee. Liberty has sold or is under contract to sell three additional parcels to third parties who are developing, or will be developing office, residential and hotel properties.  The Company’s estimated total investment in the land and related infrastructure and soft costs at the Camden Waterfront is approximately $80 million.  The Company expected to recover its investment primarily through land and related infrastructure sales to, and fee development projects with, third parties as mentioned above. Liberty is currently working with a number of companies interested in locating their operations at the Camden Waterfront.

Consistent with our other real estate, each quarter we assess the Camden property for impairment. We consider a number of judgmental factors such as site configuration, absorption rates and timing of future fee development projects, the amount, timing and sunset provisions of government incentives aimed at inducing office users to relocate to Camden, and general market conditions affecting demand for office space in Camden. Liberty has evaluated multiple scenarios on a probability-weighted basis, including changes to certain forecast assumptions during the quarter, and has determined that an indicator of impairment exists.  Consequently, we recorded a non-cash impairment charge of $26 million in the second quarter of 2018 to write down our carrying basis in the land and related infrastructure to its current estimated fair value.

2018 Outlook

•                  Liberty has revised its guidance range for 2018 net income available to common shareholders to $3.24 - $3.59 per diluted share. This change reflects charges incurred in the second quarter.

•                  Liberty has revised its guidance range for 2018 NAREIT FFO to $2.01 - $2.08 per diluted share. This change reflects charges incurred in the second quarter. Without charges, the new range would be $2.58 - $2.65 per diluted share.

•                  Guidance range for year-over-year growth in 2018 industrial same store NOI (GAAP) increased from 3.0% - 4.0% to 3.5% - 4.0% and same store NOI (Cash) increased from 4.0% - 5.0% to 4.5% - 5.0%

•                  Average occupancy of the industrial portfolio is now expected to be 96% -97%

•                  Rental increases on renewal and replacement leases in the industrial portfolio are expected to range from 12% - 15% on a GAAP basis and from 4% to 6% on a Cash basis

•                  Disposition activity range increased from $600 - $800 million to $700 — $900 million at a projected yield of 6.75% - 7.25%

A reconciliation of projected U.S. GAAP net income available to common shareholders per share to projected NAREIT FFO per share for 2018 and projected FFO per diluted share before charges is below. Additional information on assumptions underlying this guidance is included in Liberty’s second quarter supplemental financial report on the Company’s website.

	Revised 2018 Outlook	Previous 2018 Outlook
Projected net income available to common shareholders per diluted share	$3.24 - $3.59	$3.07 - $3.88
Depreciation and amortization of unconsolidated joint ventures	0.07 – 0.08	0.07 – 0.08
Depreciation and amortization	1.21 – 1.22	1.14 – 1.22
Gain on property dispositions	(2.60) – (2.90)	(1.80) – (2.60)
Noncontrolling interest share of addbacks	0.09 – 0.09	0.07 – 0.07
Projected NAREIT FFO per diluted share	$2.01 - $2.08	$2.55 - $2.65
18th & Arch and Camden charges	0.57 – 0.57
Projected FFO per diluted share before charges	$2.58 - $2.65

About Liberty Property Trust

Liberty Property Trust (NYSE:LPT) is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior industrial and office properties. Liberty’s 103 million square foot operating portfolio provides productive work environments for 1,200 tenants.

Additional information about the Company, including Liberty’s Quarterly Supplemental Package with detailed financial information is available in the Investors section of the Company’s web site at www.libertyproperty.com. If you are unable to access the web site, a copy of the supplemental package may be obtained by contacting Liberty by phone at 610-648-1704, or by e-mail to jleonard@libertyproperty.com.

Liberty will host a conference call during which management will discuss second quarter results on Tuesday, July 24, 2018, at 1 p.m. Eastern Time.  To access the conference call, please dial 855-277-7530. The passcode needed for access is 9993005. A replay of the call will be available until August 24, 2018, by dialing 1-855-859-2056 using the same passcode as above. The call can also be accessed via the Internet on the Investors page of Liberty’s web site at www.libertyproperty.com.

Forward-Looking Statements

The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law.  These forward-looking statements include statements relating to, among others things, achievement of strategic targets, expectations for our operating results, business and financial condition, business and our growth prospects, as well as statements that are generally accompanied by words such as “believes,” “anticipates,” “expects,” “estimates,” “should,” “seeks,” “intends,” “proposed,” “planned,” “outlook,” “remain confident,” and “goal” or similar expressions.

Although Liberty believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results.  These risks, uncertainties and other factors include, without limitation, uncertainties affecting real estate business generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), risks relating to our ability to maintain and increase property occupancy and rental rates, risks relating to the continued repositioning of the Company’s portfolio, risks relating to construction and development activities, risks relating to acquisition and disposition activities, risks relating to the integration of the operations of entities that we have acquired or may acquire, risks relating to joint venture relationships and any possible need to perform under certain guarantees that we have issued or may issue in connection with such relationships, risks related to properties developed by the Company on a fee basis, risks associated with tax abatement, tax credit programs, or other government incentives, possible environmental liabilities, risks relating to leverage and debt service (including availability of financing terms acceptable to the Company and sensitivity of the Company’s operations and financing arrangements to fluctuations in interest rates), dependence on the primary markets in which the Company’s properties are located, the existence of complex regulations relating to status as a REIT and the adverse consequences of the failure to qualify as a REIT, risks relating to litigation and the potential adverse impact of market interest rates on the market price for the Company’s securities, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #

Liberty Property Trust

Balance Sheet

June 30, 2018

(Unaudited and in thousands)

	June 30, 2018	December 31, 2017
Assets
Real estate:
Land and land improvements	$1,149,886	$1,046,571
Building and improvements	4,445,617	4,189,319
Less: accumulated depreciation	(935,363)	(880,004)

Operating real estate	4,660,140	4,355,886

Development in progress	330,755	333,437
Land held for development	351,366	330,748

Net real estate	5,342,261	5,020,071

Cash and cash equivalents	24,211	11,882
Restricted cash	14,865	13,803
Accounts receivable	9,378	10,402
Deferred rent receivable	118,834	109,014
Deferred financing and leasing costs, net	150,903	148,583
Investments in and advances to unconsolidated joint ventures	359,776	288,456
Assets held for sale	376,551	547,668
Prepaid expenses and other assets	154,094	289,878

Total assets	$6,550,873	$6,439,757

Liabilities

Mortgage loans, net	$235,753	$267,093
Unsecured notes, net	2,284,882	2,283,513
Credit facilities	394,223	358,939
Accounts payable	72,988	77,000
Accrued interest	22,081	21,796
Dividend and distributions payable	60,528	60,330
Other liabilities	273,135	204,005
Liabilities held for sale	2,521	11,178
Total liabilities	3,346,111	3,283,854

Noncontrolling interest	7,537	7,537

Equity
Shareholders’ equity
Common shares of beneficial interest	148	147
Additional paid-in capital	3,686,505	3,674,978
Accumulated other comprehensive loss	(43,383)	(37,797)
Distributions in excess of net income	(508,386)	(549,970)
Total shareholders’ equity	3,134,884	3,087,358

Noncontrolling interest - operating partnership	56,918	56,159
Noncontrolling interest - consolidated joint ventures	5,423	4,849

Total equity	3,197,225	3,148,366

Total liabilities, noncontrolling interest - operating partnership and equity	$6,550,873	$6,439,757

Liberty Property Trust

Statement of Operations

June 30, 2018

(Unaudited and in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Operating Revenue
Rental	$119,578	$111,721	$238,668	$222,567
Operating expense reimbursement	37,202	33,478	74,354	67,971
Development service fee income	19,824	18,259	46,176	29,744
Total operating revenue	176,604	163,458	359,198	320,282

Operating Expenses
Rental property	15,029	13,358	30,318	28,961
Real estate taxes	22,605	20,729	44,958	41,558
General and administrative	11,659	15,203	30,285	32,196
Expensed pursuit costs	59	153	383	185
Systems implementation expense	1,469	15	2,175	15
Depreciation and amortization	42,708	41,682	84,781	83,162
Development service fee expense	79,808	17,828	107,875	28,832
Impairment charges - real estate assets	26,000	—	26,000	—
Total operating expenses	199,337	108,968	326,775	214,909

Operating (loss) income	(22,733)	54,490	32,423	105,373

Other Income/Expense
Interest and other income	2,663	1,908	5,142	3,761
Interest expense	(21,779)	(20,657)	(43,645)	(41,421)
Total other income/expense	(19,116)	(18,749)	(38,503)	(37,660)

(Loss) income before gain on property dispositions, income taxes, and equity in earnings of unconsolidated joint ventures	(41,849)	35,741	(6,080)	67,713
Gain on property dispositions	48,582	5,895	52,703	6,702
Income taxes	(941)	(324)	(1,495)	(946)
Equity in earnings of unconsolidated joint ventures	7,428	3,990	14,192	9,721

Income from continuing operations	13,220	45,302	59,320	83,190
Discontinued operations (including net loss of $0.2 million and a net gain of $89.8 million on property dispositions for the three and six months ended June 30, 2018, respectively)	7,670	7,516	105,295	13,872
Net Income	20,890	52,818	164,615	97,062
Noncontrolling interest - operating partnerships	(585)	(1,350)	(4,042)	(2,499)
Noncontrolling interest - consolidated joint ventures	(691)	(57)	(778)	(120)
Net Income available to common shareholders	$19,614	$51,411	$159,795	$94,443

Net income	$20,890	$52,818	$164,615	$97,062
Other comprehensive (loss) gain - foreign currency translation	(14,138)	7,503	(6,206)	10,680
Other comprehensive gain (loss) - derivative instruments	102	(38)	487	275
Comprehensive income	6,854	60,283	158,896	108,017
Less: comprehensive income attributable to noncontrolling interest	(949)	(1,582)	(4,687)	(2,875)
Comprehensive income attributable to common shareholders	$5,905	$58,701	$154,209	$105,142

Basic income per common share
Continuing operations	$0.08	$0.30	$0.39	$0.55
Discontinued operations	$0.05	$0.05	$0.70	$0.09
Basic income per common share	$0.13	$0.35	$1.09	$0.64

Diluted income per common share
Continuing operations	$0.08	$0.30	$0.39	$0.55
Discontinued operations	$0.05	$0.05	$0.69	$0.09
Diluted income per common share	$0.13	$0.35	$1.08	$0.64

Weighted average shares
Basic	147,274	146,688	147,184	146,602
Diluted	148,333	147,508	148,104	147,355

Liberty Property Trust

Statement of Funds from Operations

June 30, 2018

(Unaudited and in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
NAREIT FFO
Reconciliation of net income available to common shareholders to NAREIT FFO available to common shareholders:
Net income available to common shareholders	$19,614	$51,411	$159,795	$94,443

Adjustments:
Depreciation and amortization of unconsolidated joint ventures	3,236	2,295	6,438	4,620
Depreciation and amortization	42,682	45,343	87,172	90,421
Gain on property dispositions / impairment - depreciable real estate assets continuing operations	(48,614)	(2,108)	(51,210)	(2,915)
Loss (gain) on property dispositions / impairment - depreciable real estate assets discontinued operations	238	—	(89,811)	—
Noncontrolling interest share in addback for depreciation and amortization and gain on property dispositions / impairment - depreciable real estate assets	57	(1,065)	1,103	(2,155)
NAREIT FFO available to common shareholders - basic	17,213	95,876	113,487	184,414

Noncontrolling interest share in addback for depreciation and amortization and gain on property dispositions / impairment - depreciable real estate assets	(57)	1,065	(1,103)	2,155
Noncontrolling interest excluding preferred unit distributions	467	1,232	3,806	2,263
NAREIT FFO available to common shareholders - diluted	$17,623	$98,173	$116,190	$188,832

NAREIT FFO available to common shareholders - basic per share	$0.12	$0.65	$0.77	$1.26
NAREIT FFO available to common shareholders - diluted per share	$0.12	$0.65	$0.77	$1.25

Reconciliation of weighted average shares:
Weighted average common shares - all basic calculations	147,274	146,688	147,184	146,602
Dilutive shares for long term compensation plans	1,059	820	920	753
Diluted shares for net income calculations	148,333	147,508	148,104	147,355
Weighted average common units	3,520	3,528	3,520	3,528
Diluted shares for NAREIT FFO calculations	151,853	151,036	151,624	150,883

NAREIT Funds from Operations available to common shareholders is defined by NAREIT as net income (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of depreciable property and impairments of depreciable real estate assets, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  The SEC has agreed to the disclosure of this non-GAAP financial measure on a per share basis in its Release No. 34-47226, Conditions for Use of Non-GAAP Financial Measures. The Company believes that the calculation of NAREIT FFO is helpful to investors and management as it is a measure of the Company’s operating performance that excludes depreciation and amortization and gains and losses from operating property dispositions. As a result, year over year comparison of NAREIT FFO reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, providing perspective not immediately apparent from net income. In addition, management believes that NAREIT FFO provides useful information to the investment community about the Company’s financial performance when compared to other REITs since NAREIT FFO is generally recognized as the standard for reporting the operating performance of a REIT. NAREIT FFO available to common shareholders does not represent net income or cash flows from operations as defined by U.S. GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity. NAREIT FFO available to common shareholders also does not represent cash flows generated from operating, investing or financing activities as defined by U.S. GAAP. The Company believes that the line on its consolidated statements of comprehensive income entitled “net income available to common shareholders” is the most directly comparable U.S. GAAP measure to FFO.